Exhibit 10.44

                   Employment Contract of Richard A. Thibault

                              Employment Agreement

      This "Agreement", made this 10th day of March 2006 but effective as of January15, 2006 ("Effective Date") by and between Daleco Resources Corporation, a Nevada corporation with its principal place of business at 120 North Church Street, West Chester, Pennsylvania 19380 ("Company") and Richard A. Thibault, La Gioconda 4344, Apartment 152, Las Condes, Santiago, Chile ("Employee").

                                   WITNESSETH:

      WHEREAS, the Company desires to employ Employee and Employee desires to be employed by the Company as the Vice President-Minerals upon the terms and conditions set forth herein; and

      WHEREAS, Employee is desirous of being employed by the Company as the Vice President-Minerals upon the terms and conditions set forth herein; and

      WHEREAS, the Employee and Company desire to reduce the terms of Employee's employment with the Company to a written contract.

      NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

      1. Incorporation by Reference. The parties hereto incorporate by reference the Witnesseth section as though same were set forth at length herein.


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      2. Employment.

            (a) The Company hereby employs Employee as the Vice President-Minerals. Employee shall report directly to the Chief Executive Officer ("CEO") and shall perform such duties as are customarily performed by a person holding the position of Vice President in businesses similar to those engaged in by the Company and shall, in addition, render such other reasonable services as may be assigned to him from time to time by the CEO or his designee within Employee's scope of experience, training and expertise.

            (b) Employee hereby agrees to be employed as Vice President-Minerals of the Company for the term hereof as set forth below. Employee agrees that he shall at all times faithfully and to the best of his ability, perform all of the duties that may reasonably be requested of him within his scope of experience, training and expertise pursuant to the terms of this Agreement.

            (c) The Company represents and warrants to Employee that this Agreement has been duly and validly authorized and executed by and on behalf of the Company and that it constitutes the lawful, valid and binding obligation of the Company.

            (d) The Employee represents and warrants to the Company that he is free to accept employment hereunder and that he has no prior or existing obligations, commitments or restraints of any kind that would in any way hinder or interfere with his acceptance of, or the full performance of, his employment hereunder. When executed, this Agreement will constitute the lawful, valid and binding obligation of Employee.


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

            (e) During his employment with the Company, Employee shall devote not less than 50% of his working time, to the performance of his responsibilities hereunder in a manner which will faithfully and diligently further the business and interest of the Company. During his employment with the Company, Employee may not be employed by or otherwise provide any services in exchange for compensation to any other company, except for BGC-AVOT Ingenieria, LTDA ("Employee's Private Business") unless he obtains prior written authorization from the Company's CEO. Subject to and consistent with the provisions of Article 7 below, Employee, during and while employed by the Company, may not provide any services to or receive any compensation from any competitor or potential competitor of the Company, except for assignments in connection with Employee's Private Business consistent with the provisions of
Article 7 below.

      3. Term.

            (a) Unless earlier terminated in accordance with Paragraph 5 below, this Agreement shall continue for an initial period of one (1) year from the Effective Date ("Initial Term"). After the expiration of the Initial Term, and subject to the termination provisions set forth herein, this Agreement will automatically be extended for successive one (1) year terms ("Subsequent Terms") provided that neither party has given written notice to the other of his/its intent not to renew not less than ninety (90) days prior to the respective renewal date.

      4. Compensation.


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

            (a) Salary. During the Employee's employment hereunder, the Company shall pay to the employee an annual salary of not less than One-Hundred Thousand United States Dollars ($US100,000). The Employee's salary and other benefits shall be reviewed annually by the Board of Directors of the Company and with Employee. The salary shall be paid in equal periodic installments in accordance with the Company's salary practices. The salary payment shall not in any way limit or reduce any other obligation of the Company hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company to pay Employee's salary hereunder.

            (b) Stock Options. At the time of execution of this Agreement, the Employee shall be granted options to purchase Five Hundred Thousand shares (500,000) of Common Stock ("Stock") at a price equal to the average of the closing bid and ask price of the Stock for the five trading days immediately preceding the Effective Date ("Options").

      The Options shall vest 50% on the first anniversary of the Effective Date, 25% on the second anniversary of the Effective Date and 25% on the third anniversary of the Effective Date; however, vesting shall be accelerated in the event of Employee's death, disability, involuntary termination without cause (as defined below), or upon a change in control (defined as the acquisition of fifty-one percent (51%) of the issued and outstanding Stock of the Company by any party) without giving effect to future dilution through the exercise of any outstanding options, warrants or the conversion of preferred stock into Common Stock. The Options granted hereunder shall not be exercisable after the earlier of: (i) the expiration of seven (7) years from the Effective Date, or (ii) two
(2) years from the date the Employee ceases to be employed by the Company.


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

            (c) Expenses. During the term of Employee's employment hereunder, the Employee shall receive reimbursement from the Company for all reasonable expenses incurred by the Employee in the performance of his duties hereunder, including, by way of example and not limitation, travel and living expenses while away from home on business at the request of or in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the standard policies and procedures established, from time to time, by the Company for reimbursement of expenses.

            (d) Other Benefits. The Employee shall be entitled to participate in the same manner as other officers of the Company in such life insurance, medical, dental, disability, pension, retirement plans and other programs as may be established by the Company, from time to time, for the benefit of its officers. Except as provided elsewhere herein, nothing herein shall affect the Company's right to amend, modify or terminate any retirement or other benefit plan at any time for any reason.

      5. Termination of Employment. This Agreement and the Employee's employment hereunder may be terminated only under the following circumstances during the term of this Agreement.

            (a) Termination by Employee. Employee may terminate his employment with the Company for any reason after one (1) year from the Effective Date by giving the Company not less than 90 days prior notice of his intent to terminate his employment. In the event of the termination of this Agreement by the Employee, the Company shall be required to pay Employee only those amounts due and owing to Employee pursuant to this Agreement prorated to the date of Employee's voluntary termination and Employee shall not be entitled to the benefits of Paragraph 6(c) below. Notwithstanding the foregoing to the contrary, should the Employee's notice of voluntary termination result from the imposition of additional duties and/or requirements outside the normal course of Employee's duties, expertise or training of a person holding Employee's position, then Employee shall be entitled to those benefits to which he would be entitled had his termination been an involuntary termination without cause ("Forced Resignation").


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

            (b) Death. The Employee's employment hereunder shall terminate upon his death.

            (c) Disability. If (i) as a result of the Employee's incapacity due to physical or mental illness, the Employee shall have been unable to perform his duties hereunder for a period of four (4) consecutive months during the term hereof, and (ii) within 90 days after written notice of termination is given by the Company to the Employee (which may occur at or after the end of such four
(4) month period) the Employee shall not have returned to the performance of his duties hereunder on the basis described herein, then the Company may terminate the Employee's employment hereunder.

            (d) "Cause" for the purposes of this Agreement, shall include the Company's good faith belief that the Employee has engaged in: willful misconduct, fraud, misappropriation, embezzlement, gross negligence, self-dealing, dishonesty, misrepresentation, any felony or misdemeanor, material violation of any Company policy or any provisions of this Agreement (i.e., confidentiality, ethics, harassment/discrimination, violence, substance or alcohol abuse) unsatisfactory performance or incompetence. "Cause" also shall include Employee's inability to perform the essential functions of his job, for any reason, for a period of time set forth in (c) above, and any other circumstances which, under applicable law, would give the Company the right to terminate Employee, with such termination being deemed to be for cause.


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

      6. Compensation Upon Termination of Employment.

            (a) During any period that Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("disability period"), the Employee shall continue to receive his full salary together with all benefits then in effect and which have been granted to Employee; provided, however, that any payments made to the Employee during the disability period shall be reduced by the sum of the amount, if any, payable to the Employee under any disability benefit plans of the Company.

            (b) If the Employee's employment is terminated for cause under paragraph 5(d) above, the Company shall pay the Employee his full salary through the termination date plus all expense reimbursements outstanding, if any, and the Company shall have no further obligations whatsoever to the Employee under this Agreement, except as may be expressly provided elsewhere herein.

            (c) If the Employee's employment is terminated by the Company prior to the scheduled expiration of the Initial Term or any Subsequent Terms, or if by Forced Resignation, other than for cause, then Employee shall be entitled to receive payments of his salary and a performance bonus (if any has been awarded) for the balance of the Initial Term under the terms set forth in this Agreement, plus all accrued and unpaid benefits (including all health and welfare benefits in which Employee was a participant in accordance with their terms). Additionally, all Options shall become fully vested in Employee. Finally, Employee shall be paid a severance payment equal to two (2) times the Employee's salary then in effect.


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

            (d) The termination of Employee's employment either by Employee or by the Company, whether with or without Cause, shall not release Employee from Employee's obligations and restrictions under Paragraph 7 of this Agreement.

            (e) Regardless of the reason for the termination of Employee's employment, whether by Employee or the Company, whether with or without Cause, whether or not due to Employee's death, Employee (or his estate) will receive pay for any days actually worked by Employee prior to the termination of his employment.

            (f) Regardless of the reason for the termination of Employee's employment, whether by Employee or the Company, whether with or without Cause, whether or not due to Employee's death, Employee (or his estate) shall not be eligible for any Company-paid benefits subsequent to the termination of his employment. In particular, and by way of example only, Employee's eligibility to continue to participate in Company's group health plan pursuant to COBRA shall be at his sole expense effective on the first day of the month following the month to which his employment terminates, subject to COBRA's eligibility requirements and other terms, conditions, restrictions and exclusions as applicable.

      7. Restrictions on Competition and Non-Disclosure.

            (a) Non-Disclosure of Information.

                  (1) Employee shall not, directly or indirectly, disclose to any person or entity for any reason, or use for his own personal benefit, any Confidential Information (as defined below) either during his employment with the Company or following termination of that employment for Cause for a period of three years after termination of this Agreement;


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

                  (2) Employee shall, at all times take all precautions necessary to protect from loss or disclosure by him of any and all documents or other information containing, referring to or relating to such Confidential Information. Upon termination of his employment with the Company for any reason, whether voluntary or involuntary, the Employee shall promptly return to the Company any and all documents or other tangible property containing, referring to or relating to such Confidential Information, whether prepared by him or others.

                  (3) Notwithstanding any provision to the contrary in this Paragraph 7, this paragraph shall not apply to information which has become part of the public domain or is otherwise publicly disclosed through no fault or action of the Employee. If Employee has reason to believe that he may be legally required to disclose Confidential Information, he shall give the Company reasonable notice prior to disclosure so that it may seek to protect the confidentiality of such information.

                  (4) For purposes of this Agreement "Confidential Information" means any information relating in any way to the business of the Company disclosed to or known to the Employee as a consequence of, result of, or through the Employee's employment by the Company which consists of technical and non-technical information about the Company's production, processes, programs, concepts, forms, business methods, data, any and all financial and accounting data, marketing, customers, customer lists, and services and information corresponding thereto acquired by the Employee during the term of the Employee's employment by the Company. Confidential Information shall not include any of such items which are published or are otherwise part of the public domain or freely available from trade sources or otherwise.


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

            (b) Disclosure of Works and Inventions/Assignment of Patents.

                  (1) Employee shall maintain such records of his work as the Company may direct from time to time. Employee shall promptly disclose to the Company, in writing, any and all copyrightable works, including software, and any and all discoveries, inventions, technological innovations and improvements, whether patentable or not (whether it be a machine, process, apparatus, article, composition, design, software, writing or other thing) conceived or made by Employee, solely or jointly, during the period of his employment with the Company, whether or not authorized, conceived or made during working hours or with the Company's equipment or facilities, which relates in any manner to the existing or contemplated business of the Company. Unless otherwise waived in writing by the Company, all such copyrightable works (including software), discoveries, inventions, technological innovations and improvements shall be the exclusive property of the Company with respect to any and all countries in the world and Employee shall assign and hereby does assign all right, title and interest thereto the Company or its nominee.

                  (2) Employee, both during his employment and thereafter, shall cooperate fully with the Company in taking all actions and measures necessary for the Company to acquire and perfect its ownership of all such property. Whenever required to do so by the Company, Employee shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain Letters Patent or copyrights of the United States or any foreign country or to otherwise protect the Company's interest therein. Such obligations shall continue beyond the termination of employment with respect to works, inventions, discoveries and improvements authorized, conceived, made or reduced to practice by Employee during the period of employment, and shall be binding upon Employee's assigns, executors, administrators and other legal representatives. In conformance with Company policy from time to time, Employee shall be reimbursed by the Company for reasonable expenses incurred by Employee in connection with his obligations under this Section 8(b), subject to Employee's furnishing adequate documentary evidence to substantiate such expenses.


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

                  (3) Employee agrees that in the event of publication by Employee of written or graphic materials, the Company will retain and own all rights in said materials, including right of copyright.

            (c) Restrictions on Competition.

                  (1) The Company recognizes that Employee is an internationally recognized consultant through Employee's Private Business and that he may or may not be contacted or retained by other parties dealing in minerals, mines, gas transmission or other businesses in which the Company is presently or may be engaged in the future. The Employee agrees to use that degree of care, as would a consultant of his reputation and standing in dealing with a conflict and potential conflict of interest. Should Employee believe or feel that a conflict or potential conflict exists, he shall take such steps and actions to remove himself from any such conflict or potential conflict and report same to the Company.


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

                  (2) Employee agrees that during his employment with the Company he shall not, directly or indirectly: (i) other than as a partner-consultant of Employee's Private Business, any of which activities will be promptly made known to the Company, solicit the trade of or trade with, or otherwise do business with, any customer or prospective customer of the Company or any direct or indirect competitor of the Company; or (ii) for one year following the termination of his employment with the Company, Employee shall not, directly or indirectly, solicit the trade of or trade with, any customer or prospective customer of the Company on behalf or for the benefit of any direct or indirect competitor of the Company.

                  (3) Employee agrees that during his employment with the Company and for a period of one (1) year following the termination of Employee's employment with the Company, Employee shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Company to leave the Company for any reason whatsoever or hire any employee of the Company.

                  (4) During his employment with the Company, Employee shall not take any action which might divert from the Company any opportunity which would be within the scope of any present or contemplated future business of the Company.


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

                  (5) In the event of the sale or other disposition of all or substantially all of the Company's assets or capital stock, Employee agrees to use his best efforts, in good faith, to assist the purchaser during the transition phase for a period of up to 12 months at Employee's then current compensation level plus fifty percent. Employee acknowledges, however, that nothing contained herein shall be binding upon or otherwise require the purchaser of the Company's assets or capital stock to continue the employment of Employee after such purchase and sale.

                  (6) The provisions set forth in Paragraph 7 of this Agreement shall survive the termination of Employee's employment with the Company, or the expiration of this Agreement, as the case may be, and shall continue to be binding upon Employee and Employer in accordance with their respective terms.

                  (7) Employee recognizes and acknowledges that the services to be rendered by him hereunder are of a special and unique character and that the restrictions on Employee's activities contained in this Agreement are required for the Company's reasonable protection. Employee agrees that if he shall breach paragraph 7 of this Agreement, the Company will be entitled, if it so elects, to institute and prosecute proceedings at law or in equity to obtain damages with respect to such breach or to enforce the specific performance of this Agreement by Employee or to enjoin Employee from engaging in any activity in violation hereof.


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

      8. Dispute Resolution

            (a) All disputes, claim or controversies ("claims") arising out of or in connection with Employee's employment and/or termination of employment, except as set forth in subparagraph 9(j) below, shall exclusively be submitted to final and binding arbitration before a single arbitrator, in accordance with the then current American Arbitration Association ("AAA") National Rules for the Resolution of Employment Disputes ("AAA Rules").

            (b) Employee's duty to arbitrate covers, but is not limited to: any claims relating to or arising out of Employee's employment with and/or termination of employment by the Company and/or any of its related and/or affiliated companies; any claims for unpaid or withheld wages, severance, benefits, bonuses, commissions and/or other compensation of any kind, any claims arising under the Employee Retirement Income Security Act; any claims for attorneys' fees, costs or expenses; any claims of discrimination and/or harassment based on age, sex, race, religion, color, creed, disability, handicap, citizenship, national origin, ancestry, sexual orientation, or any other factor protected by Federal, State or Local law (such as the Age Discrimination in Employment Act, 29 U.S.C. ss.621 et. Seq., Title VII of the Civil Rights Act of 1964, as amended, or the Americans with Disabilities Act); any claims for retaliation and/or any whistleblower claims; any claims for emotional distress or pain and suffering; and/or any other statutory or common law claims, now existing or hereinafter recognized, known or unknown, including, but not limited to, breach of contract, libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel and misrepresentation.


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            (c) The decision of the arbitrator shall be in writing and set forth the findings and conclusion upon which the decision is based. The decision of the arbitrator shall be final and binding and may be enforced under the terms of the Federal Arbitration Act (9 U.S.C. Section 1 et. Seq.). Judgment upon the award may be entered, confirmed and enforced in any Federal or state court of competent jurisdiction.

      9. Miscellaneous.

            (a) Notices. Any notice required hereby shall be in writing, shall be effective upon receipt, may be sent by facsimile transmission, E-Mail or original document by hand delivery, overnight courier or certified mail, return receipt requested, postage prepaid to the address set forth below. The original of any notice sent by facsimile transmission or E-mail shall be delivered to the addressee by the close of the business day next following the date of the facsimile or E-mail transmission or in the case of international delivery, the close of the third business day following the date of the facsimile or E-mail transmission. All notices shall be sent to:

      If to the Company:

                        Daleco Resources Corporation
                        120 North Church Street
                        West Chester, PA 19380
                        FAX NO: 610-429-0818
                        ATTN: Gary J. Novinskie
                        E-Mail: gnovinskie@netreach.net



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

      With a copy to:

                        Ehmann, Van Denbergh & Trainor, P.C.
                        Two Penn Center Plaza, Suite 220
                        1500 John F. Kennedy Boulevard
                        Philadelphia, PA 19102
                        FAX NO: 215-851-9820
                        ATTN:  C. Warren Trainor
                        E-Mail: CWTrainor@evt.net

      If to Employee:

                        Richard A. Thibault
                        La Gioconda 4344
                        Apartment 152
                        Las Conde Santiago, Chile
                        FAX NO: 56-2-228-7500
                        E-Mail: rickthibault@bgcavol.cl

      Any party may change its address for notice by giving the other party ten
(10) days notice of such change.

            (b) Validity. Any term or provisions of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any terms or provisions thereof.

            (c) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same Agreement.

            (d) Modification. This Agreement sets forth the entire agreement and understanding of the parties concerning the subject matter hereof and supersedes all prior agreements and understandings between the parties hereto. This Agreement may not be amended or modified except by written instrument executed by the parties hereto.


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            (e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to conflict of laws provisions and without the aid of any canon, custom or rule of law requiring construction against the drafting person.

            (f) Binding Effect. The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, successors and assigns. Neither party may assign, convey or transfer the rights or obligations contained herein unless such obligations, assignment, conveyance or transfer is consented to by the other, which consent shall not be unreasonably denied, or such assignment, transfer or conveyance is pursuant to a testamentary transfer or otherwise by operation of law.

            (g) Headings. Headings in this Agreement are included herein for convenience only and shall not constitute a part of this Agreement for any other purpose or be given any substance effect.

            (h) Authorship. This Agreement shall be conclusively deemed to have been jointly prepared and authored by the parties hereto and their representatives and no ambiguity shall be construed against any party hereto based on such authorship.


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      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


Attest:                                 Daleco Resources Corporation


/s/ Jody Spencer                        By: /s/ Stephen V. Benediktson
---------------------------------          -------------------------------------
    Secretary                                   Stephan V. Benediktson
                                                Chief Executive Officer


                                        Employee


                                        /s/ Richard A. Thibault [SEAL)
                                        ----------------------------------------
                                            Richard A. Thibault



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